Exhibit 99.1

Cary, NC
Contact:  Shawn Poe, CFO   919-677-4019

Ply Gem Reports Fourth Quarter and Full Year 2011 Results

March 16, 2012 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of exterior building products in North America, today announced financial results for the fourth quarter and full year ended December 31, 2011.

 “Ply Gem’s fourth quarter and full year results continue to reflect the challenging conditions that exist in the housing market today.  During 2011, Ply Gem’s performance improved with net sales growth of 3.9% compared to 2010 despite single family housing starts declining approximately 7.9% from 2010.  Ply Gem continued to demonstrate its ability to grow with existing and new customers that will further benefit the Company as the housing market recovers.  Ply Gem also reported an improvement in its fourth quarter Adjusted EBITDA which improved from $22.1 million in 2010 to $23.7 million in 2011, an increase of 7.3%,” said Gary E. Robinette, President and CEO of Ply Gem.

“Our fourth quarter 2011 sales were up 9.9% over the same period in 2010 and sales for the first two months of 2012 have been even stronger relative to the same period in 2011, however it is still too early to tell how much of the positive performance may be attributable to the favorable weather conditions that have been experienced across much of the country. As such, we will continue our focus on maintaining a lean overall cost structure while striving to outperform the market across all of our product categories,” concluded Mr. Robinette.

Highlights of Ply Gem’s 2011 financial results included:

•	Net sales for 2011 were $1,034.9 million, higher than 2010 net sales of $995.9 million by $39.0 million, or 3.9%.
•
Operating earnings for 2011 decreased by $11.9 million to $44.9 million compared to operating earnings of $56.8 million for 2010, reflecting increased commodity costs that were not fully offset within the year and higher selling, general and administrative expense.

•	Our 2011 Adjusted EBITDA was $112.2 million compared to Adjusted EBITDA of $120.6 million in 2010.

Ply Gem, headquartered in Cary, N.C., is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of vinyl siding, designer accents and skirting, vinyl fencing and vinyl and composite railing, stone veneer and vinyl windows and doors used in both new construction and home repair and remodeling in the United States and Western Canada.  Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Ply Gem® Stone, Kroy®, Cellwood®, Georgia Pacific, DuraBuilt®, Richwood®, Leaf Relief®, Gutter Warrior™ and Monticello® Columns. Ply Gem also manufactures vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows, aluminum windows, vinyl and aluminum-clad windows and steel and fiberglass doors. Ply Gem windows and patio door brands include Ply Gem® Windows, Mastic® Replacement Windows, Ply Gem® Canada and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 4,200 people across North America. Visit www.plygem.com for more information.

Ply Gem management will host a live webcast on March 16, 2012 at 10:00 a.m. EST to report fourth quarter results.  To access the webcast, log on to www.plygem.com, click on “Investor Relations”, select “Webcasts” and then click on the webcast link.  If internet access is not available, or to participate in the call, please call 866-700-0133 and use call confirmation number 89104556.

Note:  As used herein, the term “Ply Gem” or the "Company" refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands)	December 31, 2011	December 31, 2010

Net sales	$242,370	$220,496
Cost of products sold	192,471	174,651
Gross profit	49,899	45,845
Operating expenses:
Selling, general and administrative expenses	34,899	31,890
Amortization of intangible assets	6,669	6,722
Write-off of previously capitalized offering costs	-	1,571
Total operating expenses	41,568	40,183
Operating earnings	8,331	5,662
Foreign currency gain	26	180
Interest expense	(24,895)	(29,007)
Interest income	22	32
Loss before provision for income taxes	(16,516)	(23,133)
Benefit for income taxes	(1,296)	(3,501)
Net loss	$(15,220)	$(19,632)

	For the twelve months ended
(Amounts in thousands)	December 31, 2011	December 31, 2010

Net sales	$1,034,857	$995,906
Cost of products sold	824,325	779,946
Gross profit	210,532	215,960
Operating expenses:
Selling, general and administrative expenses	138,912	130,460
Amortization of intangible assets	26,689	27,099
Write-off of previously capitalized offering costs	-	1,571
Total operating expenses	165,601	159,130
Operating earnings	44,931	56,830
Foreign currency gain	492	510
Interest expense	(101,488)	(122,992)
Interest income	104	159
Gain (loss) on modification or extinguishment of debt	(27,863)	98,187
Income (loss) before provision for income taxes	(83,824)	32,694
Provision for income taxes	683	5,027
Net income (loss)	$(84,507)	$27,667

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.           The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2011 and 2010 consolidated financial statements of the Company and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter.  Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.            We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), customer inventory buybacks, restructuring and integration costs, write-off of previously capitalized offering costs, environmental remediation, and gain (loss) on modification or extinguishment of debt.  Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies.  Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.  The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and/or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs.  In addition, the Company's Senior Secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.  Although we use adjusted EBITDA as a financial measure to assess the performance of our business, the use of adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business.   Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	December 31, 2011	December 31, 2010
Net loss	$(15,220)	$(19,632)
Interest expense, net	24,873	28,975
Benefit for income taxes	(1,296)	(3,501)
Depreciation and amortization	13,466	14,420
Non cash gain on currency transaction	(26)	(180)
Write-off of previously capitalized offering costs	-	1,571
Environmental remediation	1,580	-
Customer inventory buyback	110	81
Restructuring/integration expense	163	316
Adjusted EBITDA	$23,650	$22,050

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the twelve months ended
	December 31, 2011	December 31, 2010
Net income (loss)	$(84,507)	$27,667
Interest expense, net	101,384	122,833
Provision for income taxes	683	5,027
Depreciation and amortization	54,020	60,718
Non cash gain on currency transaction	(492)	(510)
Gain (loss) on modification or extinguishment of debt	27,863	(98,187)
Write-off of previously capitalized offering costs	-	1,571
Environmental remediation	1,580	-
Customer inventory buyback	10,087	574
Restructuring/integration expense	1,616	910
Adjusted EBITDA	$112,234	$120,603

3.           Long-term debt amounts in the selected balance sheets at December 31, 2011 and December 31, 2010 consisted of the following:

	December 31, 2011	December 31, 2010
(Amounts in thousands)

Senior secured asset based revolving credit facility	$55,000	$30,000
11.75% Senior secured notes due 2013, net of
unamortized discount of $0 and $7,318	-	717,682
8.25% Senior secured notes due 2018, net of
unamortized early tender premium and
discount of $40,641 and $0	759,359	-
13.125% Senior subordinated notes due 2014, net of
unamortized discount of $2,689 and $3,519	147,311	146,481
	$961,670	$894,163

4.           The following is a summary of selected balance sheet amounts at December 31, 2011 and December 31, 2010:

	December 31, 2011	December 31, 2010
(Amounts in thousands)

Cash and cash equivalents	$11,700	$17,498
Accounts receivable, less allowances	109,515	97,859
Inventories	104,805	98,579
Prepaid expenses and other current assets	13,272	10,633
Property and equipment, net	99,845	116,712
Intangible assets, net	121,148	146,965
Goodwill	391,467	393,433
Accounts payable	50,090	54,973
Long-term debt	961,670	894,163
Stockholder's deficit	(277,322)	(173,088)